Exhibit 10.15

Our Reference: AH/179/0920

Date: 1st June 2019

GEO HILL CONSTRUCTION SON. BHD. (1137122V)

PT 21075, Jalan Permai 2,

Genting Permai Avenue,

69000 Genting Highlands,

Pahang Darul Makmur

Attn : Mr Leong Poh Whye

Dear Sir,

CADANGAN MEMBINA DAN MENYIAPKAN PEMBANGUNAN PERNIAGAAN SECARA BERSTRATA YANG MENGANDUNGI:

1) 1 BLOK PANGSAPURI PERHIDMATAN 41 TINGKAT (476 UNIT) BERSAMA RUANG PERNIAGAAN DAN KEMUDAHAN SERTA FASILITI

2) 5 TINGKAT TEMPAT LETAK KERETA SEPARUH BESMEN

3) 1 UNIT PENCAWANG ELEKTRIK DALAM BANGUNAN DI ATAS SEBAHAGIAN PT23025, GENTING PERMAI, MUKIM BENTONG, DAERAH BENTONG, PAHANG DARUL MAKMUR

- LETTER OF AWARD FOR MAIN BUILDING AND INFRASTRUCTURE WORKS

With reference to the above, as discussed during the meeting between your Mr. Leong Poh Whye, Mr. CC Wong, the Architect Mr. Kelvin Lee, the Consultant Quantity Surveyor Mr. HC Ooi, Mr. Wee and our Dato Tan Su Cheng, Mr. Kenneth Teh, Mr. Steven Ooi, held on 15 September 2020, we are pleased to confirm that the total construction costs for the abovestated project shall not exceed the maximum ceiling budget of RM235,000,000.00 (RM207,000,000.00 + RM28,000,000.00) and that you will use your best endeavour to keep the cost below the ceiling price.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 2/15

1.	SCOPE OF WORKS

The scope of works/ contract shall be those shown, described, inferred on the tender document, tender addendum, drawings, specification, Conditions of Contract, Bills of Quantities and any incidental works and expenditures which is indispensable necessary to comply with Authorities’ or Service Provider’s requirements and necessary for proper execution and completion of the Contract Works. It is further required that the construction works shall follow strictly to the details as shown in the construction drawings, specification and instruction which may be issued to you from time to time and shall be fit for purpose for the intended use of the development.

Any error in description, quantity or omission of items between the construction drawings and/or Contract Documents shall not vitiate this Contract but shall be corrected by Architect. You shall inform the Architect on all the discrepancies found between the construction drawings and/or Contract Documents before proceeding with the construction works.

The site is located on part Lot PT23025, Genting Permai, Mukim Bentong, Daerah Bentong, Pahang Darul Makmur.

The Works comprises Piling, Main Building, External Works and Mechanical & Electrical Works including all the P.C Sums/Provisional Sums for the above-mentioned proposed development which shall collectively be called “the Works”.

2.	CONTRACT SUM

The overall Contract Sum for the Works is at a maximum ceiling budget of RM 235,000,000.00 (Ringgit Malaysia : Two Hundred Thirty Five Million Only).

Should the Works exceed the Contract Sum, you shall propose a value engineering to maintain the Contract Sum at the maximum ceiling budget. You shall inform the Employer on the selection of all type and brand of architectural finishes and it is subjected to the approval of the Employer.

This Contract is let on firm price basis and the Contract Sum is calculated based on the rates and prices inserted by you in the Bills of Quantities provided in the Tender Document and are not subject to any adjustments due to inflation, changes of quantities, increase in labour, materials and fuel cost, changes in currency exchange rates or any other duties arising out of any changes due to existing legislations or other new laws, amendments or replacements of existing legislation coming into effect after the submission of the tender or during the progress of the works.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 3/15

2.	CONTRACT SUM (CONT’D)

All the works and items marked ‘Provisional’ and all provisional quantities are subject to complete re-measurement by Perunding Kos Bersatu Sdn. Bhd. (hereinafter called “Consultant Quantity Surveyor”) based on actual work done on site and verified as-built drawings. The Prime Cost and Provisional Sum allowed in the Contract shall be expended and deducted if not required and as directed by the Architect. Should the Prime Cost and/or Provisional Sum is/are omitted from the Contract, you are not entitled to claim for any loss of profit and any other related expenses or cost related to this omission.

The Mechanical and Electrical Works shall be based on Provisional Sums of RM37,306,500.00.

The following Bill of Quantities shall be awarded as Lump Sum basis based on Contractor’s Designed Proposal or Consultant Engineer’s Tender Drawings:-

i) Bill No. 3	-	Piling and Pilecap Works
ii) Bill No. 4.3	-	Post Tensioning Works (Podium)
iii) Bill No. 5.2	-	Post Tensioning Works (Tower)

The above Bills of Quantities is deemed Lump Sum based on Contract Drawings/approved Contractor’s designed proposal and not subject to measurement or recalculation. Unless otherwise expressly provided, the Lump Sum shall be inclusive of all ancillary and other works and expenditure, whether separately or specifically mentioned or described under the Contract and/or construction drawings or not which are either indispensably necessary to carry out and bring to practical completion the works described in the Contract or which_ may contingently become necessary to overcome difficulties before practical completion. There should not be any addition/omission to the Contract unless there are material changes to the construction drawings or Employer’s requirement. Any suggestion to replace the items in the Contract with Contractor’s own designed proposal shall be approved by the Architect and the Employer in writing and a saving to the Employer. No variation order for addition will be entertained without the prior written approval from the Employer.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 4/15

2.	CONTRACT SUM (CONT’D)

Where the Works are designed by you, the liability, responsibility and requirement are as spelt out in “Supplementary Clause S2.0 - Works Designed by Contractor”. You are to ensure that any cost and time of modification/alteration/adjustment to the original Consultant’s Design Portion of Works is deemed included in your tender offer for Contractor’s Design Portion of Works.

The Architect may instruct you at any time, before, during or after the execution or completion of the Works to amend or modify the design provided by you in respect of any deficiency of any kind or nature discovered by the Architect and to carry out such work as necessary to give effect to such amended or modified design in accordance with the Architect’s instruction. All work necessary (including re-design works) or variations required as a result of such an instruction and their costs or damages for delay to the completion of the Works shall be your entire responsibility and shall be borne by you.

You shall also use your best endeavours to gather all respective sub-contractors, suppliers and yourself to purchase ten (10) units of Geo Antharas Condominium units subject to the mutual agreement on the type of unit and selling price. The proposed type of units to be purchased shall be selected by Employer and you on the ratio of five (5) units each. The selling price shall be determined based on the prevailing market price with the usual discounts offered to our associates.

The payment on the sale of the above-mentioned units shall be set-off from the amount due in your payment certificate or recovered as debt from you after your work done has achieved fifty percent (50%) progress at site (based on Architect’s interim payment certificate). The payment for the proposed sale and purchase of the units shall be based on stage claim as per Schedule H of the Sales and Purchase Agreement.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 5/15

3.	CONTRACTOR’S DESIGNED PORTION

In respect of the Contractor’s designed portion to be designed, constructed and completed by you, you have agreed to the followings:-

(a)	You shall be fully responsible for the suitability, adequacy, integrity, durability and practicability of the design as set out the construction drawing, specifications, manuals, calculation and other information submitted for the acceptance of the Architect including any subsequent amendment of such design.

(b)	Any references to the design which you have prepared or shall prepare or issue for the works shall include a reference to any design which you have caused or shall cause to be prepared or issued by others.

(c)	The Lump Sum is inclusive of any incidental works whether of temporary or permanent nature for the satisfactory completion of the Works whether separately or specifically described in the Contract Documents, or which may.

(d)	You shall guarantee the satisfactory performance of the design and shall undertake to pay all costs incurred in remedying any defects that may arise due to design failure to the complete satisfaction of the Architect and the Local Authorities.

(e)	The design and detailing for the Contractor’s Design Portion are your sole responsibility and no approval by the Employer and/or his consultants shall relieve you of your responsibility and no adjustment will be made to the contract period of this Contract on account of extra quantity of components or change in quantities of components as deemed necessary or required by the Local Authorities or the Architect.

4.	ARTICLES OF AGREEMENTS AND CONDITIONS OF CONTRACT

The Contract shall be based on the Agreements and Conditions of PAM Contract 2018 (With Quantities), published by Pertubuhan Arkitek Malaysia together with Amendments, Amplifications and Supplementary Clauses as listed in the Contract Document in Page AA/1 to AA/20.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 6/15

5.	COMPLETION PERIOD

The overall completion period for the Works, inclusive of any mobilization time shall be Fifty Three (53) months from Date of Site Possession.

The date of site possession shall be on 1st June 2019 and the overall completion date shall be on 31st October 2023.

Time is of essence in this Contract. Failing to complete in accordance to date set above, then we shall impose Liquidated Damages (LD) as stipulated in the Clause 6 of this letter from the scheduled date of completion stated above until the date of practical completion. We shall be entitled to deduct such sum as a debt from any monies due or become due to you under the Contract.

The Contractor agrees to waive the rights to claim for any loss and expense arising from the extension of time granted unless an Architect and/or Engineer lnstruction(s) is(are) given for any additional scope of works

Certificate of Practical Completion will only be issued upon receipt of the following documents:

i)	All the relevant guarantees and warranties
ii)	Four (4) hardcopies, two (2) softcopies and one (1) set reduced size of as-built drawings endorsed by licensed surveyor and approved by Engineer / Architect
iii)	Four (4) hardcopies and one (1) softcopy of Operation & Maintenance Manual approved by Consultants
iv)	Inventory list for all furniture, fittings and equipment supplied under Contract
v)	All the signed and endorsed Form G required for the successful obtaining Certificate of Completion and Compliance (CCC), i.e. Form G1 - G21
vi)	Testing & Commissioning of all relevant services
vii)	All items as stipulated in the Contract.

As part of the requirements for the issuance of the Certificate of Completion and Compliance (CCC), you shall engage Licensed Trade Sub Contractors who shall submit their relevant Construction Industry Development Board (“CIDB”) licenses and endorse the Form G1 - G21, relevant to their respective works immediately upon their completion of the Works and/or as instructed by the Architect and/or Engineers engaged for the Works.

The issuance of Certificate of Completion and Compliance (CCC) by the Local Authority is a condition precedent to the issuance of Certificate of Practical Completion (CPC).

Ref :	AH/179/0920
Date :	1st June 2019	Page : 7/15

6.	LIQUIDATED DAMAGES

It is acknowledged that time is critically important under this contract. In the event of any delay to the completion of the Works beyond the Date for Completion stated under the Contract or any extended period in respect thereof allowed under the Contract or issuance of Certificate of Non-Completion by Architect for the works, then you shall be liable for Liquidated Damages (LO) which is calculated at the rate of RM65,000.00 per calendar day.

The LD is to be deemed to be actual loss which we will suffer and you agree to pay to us the said amount without the need for us to prove actual loss or damages.

7.	RATIONALIZATION OF PRICES/RATES

The prices and rates in the Bill of Quantities shall be scrutinized and rationalized by the Quantity Surveyor as to their reasonableness but the Contract Sum as mentioned above shall remain unaltered. The prices and rates as so agreed shall remain fixed and firm for the whole duration of the Contract and shall not be subjected to any fluctuation for any reason whatsoever.

8.	OMISSION OF WORKS AND/OR VALUE ENGINEERING

The Employer reserves the right to omit or conduct value engineering any part of the Works. The Contract Sum shall be adjusted in accordance with the rate and prices stipulated in the Bills of Quantities/Schedule of Works in the Contract Document. You shall not be entitled to any financial claims i.e. loss of profit and attendance due to such omission.

9.	DEFECTS LIABILITY PERIOD

The Defects Liability Period shall be Twenty Four (24) Calendar months from the day named in the Certificate of Completion and Compliance (CCC) of the Works.

We may issue instructions in regard to rectification of defective works or defects which shall appear during the contract period and you shall within twenty eight (28) days after receipt of such instructions comply with the same failing which we shall be entitled to retain such certified sum as we deem fit in our absolute discretion for such rectification works or we shall employ a third party contractor to rectify the same and deduct the additional costs from any monies due or to become due to you under the Contract.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 8/15

10.	PROVISIONAL SUMS

In the event Provisional Sums are converted to Prime Cost Sums, you have agreed to waive the profit and attendance for the Prime Cost Sums unless such works require close co-ordination and heavy use of your site facilities, in which case, you shall negotiate a reasonable profit and attendance at the later stage. Any saving arising from such an event shall be adjusted in the Contract Sum accordingly.

11.	RETENTION FUND

a)	The percentage of certified value retained shall be ten percent (10%) of the value of work executed and materials on site included in the certificate subject to five percent (5%) of the Limit of Retention Fund.

b)	The first moiety (2.5%) of Retention Fund shall be released upon issuance of Certificate of Practical Completion and the balance of 2.5% shall be released upon issuance of Certificate of Making Good Defects or expiration of Defects Liability Period, whichever is later.

12.	CERTIFICATES AND PAYMENTS

The submission of payment application shall be based on a monthly interval in accordance to Clause 30 of PAM Conditions of Contract. In the submission of monthly payment application, you shall include three (3) sets of coloured progress photographs and layout plan indicating the status of progress of the work already properly completed and included in your claim and a detailed breakdown of the progress claim together with endorsed delivery order records in accordance with the format approved by the ArchitecU Quantity Surveyor.

75% of the total value of all materials and goods delivered to site which will be incorporated into the permanent works excluding all temporary works will be valued in Interim Certificate with supporting delivery orders/invoices. No payment will be made for materials and goods prematurely delivered to the site. No payments for materials and goods off-site will be included in Interim Certificate.

The sum for balance of works (after deducting the retention and any set off pursuant to the PAM Conditions of Contract) that have been valued and certified by the Architect shall be paid to the Contractor within the period of honouring certificate of thirty (30) days.

13.	PERIOD TO COMPLETE FINAL ACCOUNT

The Period to complete the Final Account shall be within Fifteen (15) months from the date stated in the Certificate of Practical Completion.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 9/15

14.	PRELIMINARIES AND PREAMBLES

All the preliminaries items which are necessary for the execution and completion of the Works shall be deemed to be included and form part of the contract. Contribution cost to all relevant authorities shall be borne by the Employer and excluded from the Contract Sum.

15.	PERFORMANCE BOND

You are not required to deposit with us a Performance Bond in form of irrevocable Bank Guarantee. However, we shall withhold 2.5% Cash Retention progressively from the monthly workdone certification to the maximum of 2.5% of the Contract Sum.

The cash retention shall be released upon the issuance of Certificate of Practical Completion.

16.	INDEMNITY AND INSURANCES

Prior to commencement of the Works, you shall be required to submit the following:

a.	Contractor’s All Risk Insurance Policy, Workmen’s Compensation and SOSCO together with the receipts for the premiums paid.
b.	You shall bear the full amount of the deductibles and excess clause under all Insurances.
c.	Insurance cover for accidental bodily injury to or illness of third parties, accidental loss of or damage to property belonging to third parties (Clause 19.1 of the Agreements and Conditions of PAM Contract 2018 (with Quantities) shall be RM5,000,000.00.
d.	Amount for removal of Debris (Clause 20.A of the Agreements and Conditions of PAM Contract 2018 (with Quantities) shall be RM200,000.00.

You shall also purchase the necessary insurance to cover your own plant, tools and equipment etc. against theft and accident. All cost is deemed included in the Contract Sum.

17.	WORKS PROGRAMME AND ORGANISATION CHART

You shall develop and submit to us a detailed work programme encompassing all the key milestones. You are require to submit list of plant and machineries intended to be deployed to site, a site management and supervisory organization chart indicating the names and positions of each key personnel before commencement of any work on site. It is the requirement of the Contractor to fully comply with the approved programme, site management team and personnel and the list of plant and machineries. Changes are only permitted with the written consent of the Architect.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 10/15

During the course of the contract, you may be advised to re-schedule your work programme to meet the Employer or authorities’ requirements. Your price and rates are deemed to have accounted for such compliance.

18.	ACCEPTANCE OF SITE

You are deemed to have visited the site and familiar with the site and its surrounding including the nature of the grounds and its levels, extent of the contract works, availability of the water, electricity and other services, the means of communication with and the access to the site and any other obstacles or unfavourable site conditions which may likely to be encountered.

You shall accept the site as handed over to you. No claim in connection with any obstacles, unfavourable site condition, constraints, levels, etc. shall be entertained.

19.	LEVELS AND SETTING OUT

You are required to inspect and check the existing levels and boundary setting out and satisfy yourself on the existing conditions and the accuracy of layout plan, levels and dimensions of site against those shown on the drawings before commencement of work. You should carry out the setting of piles prior to the commencement of your works. All survey works shall be carried out by a licensed surveyor.

20.	FINES/PENAL TIES IMPOSED BY LOCAL AUTHORITIES

You shall be responsible for any fines or penalties imposed by the Local Authorities and/or Service Provider for any damages and losses caused either directly or indirectly due to your operation on site at any time during the duration of the Contract including the Defect Liability Period. Any payment made by the Employer due to penalties imposed by Authorities and/or Service Provider of any offences or damages caused to their properties, the Employer has the absolute right to deduct from Contractor’s payment claims or make a demand as debt owed by the Contractor.

21.	WORK STOPPAGE BY AUTHORITIES

In the event the works are stopped from proceeding by Authorities or otherwise, we shall have the right to determine your employment under this Contract and you shall be paid for the actual work done including mobilization and demobilization in accordance with the Conditions of the Contract but you shall not be entitled to claim for loss of profit or any other cost and/ or expenses due to the said determination.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 11/15

22.	ASSIGNMENT OR SUB-LETTING

You shall not without prior written consent from us assign your rights, interest, benefits or obligations under this Contract (except for the purpose of company reconstruction or amalgamation) and shall not without the prior written consent from us sub-let any portion of the work.

If you assign, transfer or sub-letting this Contract either in whole or in part any of your rights and obligations and/or the Works herein with our prior consent, you shall not be relieved of any of your obligations under this Contract.

The Employer may assign their rights and/or obligations under this Letter of Award to any of our lenders and their successors and assigns including but not limited to obtaining financing and refinancing purpose for the Project.

23.	SITE SECURITY AND SAFETY AT WORKS

You shall provide general security at site to safeguard or protect his plants, machineries and assets or to meet your insurance obligations at your own cost.

You shall comply with all prevailing site and public safety regulations by laws and other statutory requirement. You are specifically reminded to comply with requirements of Occupational Safety and Health Act 1994 (Act 514).

24.	SITE DRAINAGE AND PROTECTION

You must assist us to ensure that the site is properly drained throughout the duration of the Contract and comply with all local authorities’ requirement in this respect.

You must ensure that the surrounding lands, properties, vegetation, roads, retaining structure etc. are not affected by carrying out the works. You are required to make good and reinstate to the original condition in the event your works have affected the surrounding lands, properties, services and etc.

25.	PROTECTION OF ENVIRONMENT

You undertake that, in the course of carrying out the Contract Works, you shall not, and shall procure that your servants, agents and subcontractors, and their agents and servants shall not, carry out any open burning activity or any other activity that may result in the pollution of the environment, and shall properly dispose off its materials and other discarded or unusable by-products of the Works in an environmentally-safe manner. You further agree that you shall indemnify and hold us harmless against all costs, fines and any other penalty which we may suffer as a result of you, your servants, agents or subcontractors or their agents or serva. - failing to comply with the requirements of this provision.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 12/15

26.	CO-OPERATION WITH OTHER CONTRACTORS

You are required to extend your co-operation, attendance and co-ordination to other Contractors appointed by us to carry out work within the site. You have agreed to waive the profit and attendance for the Prime Cost Sums unless such works require close co-ordination and heavy use of your site facilities, in which case, you shall negotiate an reasonable profit and attendance at the later stage. Any saving arising from such an event shall be adjusted in the Contract Sum accordingly.

27.	AS-BUilT DRAWINGS

You shall submit all as-built drawings, reduced size drawings and softcopy of drawings pertaining to your works and those of your sub-contractor’s works to the requirements of the Architect. Submission of the as built drawings is a condition precedent to the issuance of Certificate of Practical Completion (C.P.C).

28.	QUALITY CONTROL

Regular quality control tests shall be conducted according to the Contract’s specifications or wherever and whenever requested to do so by the Architect. Notwithstanding the above, you shall be fully responsible to ensure that all tests and materials supplied comply with the approving authorities’ requirements without additional cost to us.

You shall submit within one (1) week of this letter an outline plan for quality control over the project period, including all necessary documentation for Architect’s approval.

29.	DISCREPANCY BETWEEN DOCUMENTS AND DRAWINGS

You are responsible for checking all survey drawings, Architectural/Engineer drawings and actual site conditions and ensure that these drawings tally with one another and also tally with the actual site conditions. If there are any discrepancies in the above drawings and site conditions, you shall immediately report such discrepancies to the Architect/ Consulting Engineer and vary as instructed.

Prior to commencement of the Works and trades, it is deemed that you have checked and confirmed that the drawings tally with one another and the site condition. NO claims for extension of time or financial claims on rectificatian cost will be entertained resulting from failure to do so.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 13/15

30.	OTHER REQUIREMENTS

a)	All debris, waste and rubbish resulting from the contract works are to be cleared and disposed off from site.

b)	All employees and workers, permanent or temporary shall be allowed to work only if all legal requirements have been fulfilled, with special regards to all Malaysian.

c)	You shall observe and comply with Immigration and Labour Laws. All payments, contributions, levies, deduction and taxes required by the Immigration Labour Department, any other authorities and welfare of the workers shall be the sole responsibility of the Contractor. You are to indemnify us from any claims, action or proceedings arising from your non-compliance with all such requirements. Workers are to comply with the site security control.

d)	You are required to protect the existing neighbouring or third parties properties. Where required, temporary works are to be erected for protection of the slopes and properties and this is deemed included in your price. You are fully responsible for any damages to third parties properties caused by your operations at site. You are required to rectify immediately any damages upon receiving any complaints from neighbour or third parties.

e)	A dilapidation survey on existing properties/public amenities shall be carried out by you prior to commencement of works and a copy of the same shall be given to us for reference. You are fully responsible for your operations at site including damages caused to the nearby properties/amenities.. You are required to rectify immediately any damages upon receiving any complaints.

f)	You shall assist in obtaining clearance letter from the relevant Authorities or Service Providers for the completed works by you and your sub-contractors, necessary for the application and approval of Certificate of Completion and Compliance (CCC) by the Local Authority.

g)	Unless otherwise stated, you shall carry out the works in the order and manner as the Architect may from time to time direct.

h)	You shall take full control of behaviour of your workforce and be responsible for any misconduct, ill-behaviour and problem created by the workmen, agent, employee under your scope of works. Any damage or harm caused to the works as a result of your workmen shall be borne by you. All workmen to be employed on site shall be subjected to the Employer or the Architect’s approval. The Employer or the Architect shall have the right, without assigning any reasons, to instruct you to remove any person named by the Employer or the Architect form the site immediately.

Ref :	AH/179/0920
Date :	1st June 2019	Page : 14/15

31.	CONTRACT BINDING

Pending the execution of the formal contract document, this letter and documents mentioned above shall form a legal and binding contract. You will be notified by the Quantity Surveyor when the formal contract documents are ready for your signature.

In the event of any conflict between the terms in this Letter and the terms in any other contract documents, the terms in this Letter shall prevail over the terms in other contract documents.

This letter is prepared in triplicate. If you agree on the above terms and conditions, please return to us all three (3) copies of this letter duly initialled on all pages, signed and witnessed where indicated.

Thank you.

Yours faithfully

ANTHARAS HILLS SDN BHD

Signature :	/s/ Dato’ Tan Su Cheng	Signature :	/s/ Mr. Teh Kean Yong
Name :	Dato’ Tan Su Cheng	Name :	Mr. Teh Kean Yong
Designation :	Director	Designation :	Director
Date :		Date :

Ref :	AH/179/0920
Date :	1st June 2019	Page : 15/15

ACKNOWLEDGEMENT

CADANGAN MEMBINA DAN MENYIAPKAN PEMBANGUNAN PERNIAGAAN SECARA BERSTRATA YANG MENGANDUNGI:

1) 1 BLOK PANGSAPURI PERHIDMATAN 41 TINGKAT (476 UNIT) BERSAMA RUANG PERNIAGAAN DAN KEMUDAHAN SERTA FASILITI

2) 5 TINGKAT TEMPAT LETAK KERETA SEPARUH BESMEN

3) 1 UNIT PENCAWANG ELEKTRIK DALAM BANGUNAN DI ATAS SEBAHAGIAN PT23025, GENTING PERMAI, MUKIM BENTONG, DAERAH BENTONG, PAHANG DARUL MAKMUR

- LETTER OF AWARD FOR PILING, MAIN BUILDING AND EXTERNAL WORKS

I/We, GEO HILL CONSTRUCTION SON. BHD. , herewith confirm our acceptance of the above terms and conditions stipulated in the Letter of Acceptance referenced: AH/179/0920 dated 1st June 2019 and acknowledge receipt of the said letter, which form part of the contract document between both parties.